EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Renal Care Group, Inc.:

We consent to the incorporation by reference in the registration statements (Form S-8 No. 333-03886, Form S-8 No. 333-37299, Form S-8 No. 333-74565, Form S-8 No. 333-96197, Form S-8 No. 333-37658, Form S-8 No. 333-72778 and Form S-8 No. 333-107273) pertaining to the Renal Care Group, Inc. Employee Stock Purchase Plan, the Renal Care Group, Inc. 1996 Stock Option Plan, the Renal Care Group, Inc. 1996 Stock Option Plan for Outside Directors, the Renal Care Group, Inc. 1994 Stock Option Plan, the Renal Care Group, Inc. Third Amended and Restated Stock Incentive Plan, the Renal Care Group, Inc. Fourth Amended and Restated 1996 Stock Incentive Plan, the Dialysis Centers of America, Inc. Equity Compensation Plan, the Renal Care Group, Inc. 1999 Long-Term Incentive Plan, the Renal Disease Management by Physicians, Inc. Amended and Restated 1997/1998 Stock Plan, and the Renal Care Group, Inc., Amended and Restated 1999 Long-Term Incentive Plan of Renal Care Group, Inc. of our report dated March 19, 2004, except for Note 17, which is as of April 16, 2004, with respect to the consolidated balance sheets of National Nephrology Associates, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K/A of Renal Care Group, Inc. filed April 19, 2004.

Our report refers to a change in accounting for goodwill and other intangible assets and debt extinguishments in 2002.

/s/ KPMG LLP

Nashville, Tennessee
April 19, 2004